Exhibit 15.2

Date: April 23, 2021

UCLOUDLINK GROUP INC.

Room 2119, 21/F, One Pacific Centre

414 Kwun Tong Road, Kwun Tong, Kowloon,

Hong Kong, People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information - D. Risk Factors – Risk Related to Our Business and Industry”, “Item 4. Information on the Company - B. Business Overview – Regulation”, “Item 4. Information on the Company – C. Organizational Structure”, and “Item 10. Additional Information – E. Taxation - People’s Republic of China Taxation” in UCLOUDLINK GROUP INC.’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (the “Annual Report”), which will be filed by with the Securities and Exchange Commission in the month of April 2021 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and further consent to the incorporation by reference of the summary of our opinions that appear in the Annual Report into the Registration Statements on Form S-8 (No. 333-250156).

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES